ITC HOLDINGS CORP. CORPORATE ORGANIZATION CHART



ITC Holdings Corp.
ITC Project Holdings LLC
ITC Lake Erie Holdings LLC
ITC Lake Erie Connector LLC
METC GP Holdings, Inc.
Michigan Transco Holdings, LLC
Michigan Electric Transmission Company, LLC
ITC Midsouth LLC
International Transmission Company
ITC Equipment, LLC
ITC Midwest LLC
ITC Grid Development, LLC
ITC Panhandle Transmission, LLC
ITC Great Plains, LLC
ITC Interconnection LLC
ITC Mid-Atlantic Development LLC
ITC South Central Development LLC
Desert Southwest Storage Holdings LLC
Big Chino Valley Pumped Storage LLC
ITC Midcontinent Development LLC
ITC New York Development LLC
NGIV2, LLC
ITC Green Power Express LLC
Green Power Express LLC
Green Power Express LP
New York Transmission Holdings Corp.
Conjunction LLC
Empire Connection LLC